REFERENCE  ITEM #77-Q1) EXHIBITS
AMENDMENT OF BYLAWS


                The second sentence of ARTICLE I, Section 2 of the By-laws of The Fundamental Fixed Income Fund has been amended as follows:



                The Chairman of the Board of Trustees, if any, shall be selected from among the Trustees.